Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results, Redemption of Debt and Declares Special Dividend

•	Net earnings per share of $3.40; includes ($0.16) per share from after-tax non-core items

•	First quarter core net operating earnings per share of $3.56, a 50% increase from the prior year period

•	First quarter annualized ROE of 23.5%; core operating ROE of 24.6%

•	Parent company cash and investments of approximately $1.7 billion; excess capital of $2.0 billion at March 31, 2022

•	Full year 2022 core net operating earnings guidance increased to $10.50 - $11.50 per share, from previous guidance of $9.75 - $10.75 per share

•	Announces June 2022 redemption of $375 million principal amount of 3.50% Senior Notes due 2026

•	Announces special cash dividend of $8.00 per share, payable May 27, 2022

CINCINNATI – May 4, 2022 – American Financial Group, Inc. (NYSE: AFG) today reported 2022 first quarter net earnings attributable to shareholders of $290 million ($3.40 per share) compared to $419 million ($4.84 per share) for the 2021 first quarter. Net earnings for the 2022 first quarter included after-tax non-core realized losses on securities of $12 million ($0.14 per share loss) and a $1 million loss ($0.02 per share loss) on retirement of debt. Comparatively, net earnings in the 2021 first quarter included $213 million ($2.46 per share) in after-tax non-core items, primarily related to our discontinued Annuity operations, which were sold in May 2021. Other details may be found in the table on the following page. AFG’s book value per share was $56.81 as of March 31, 2022. AFG paid cash dividends of $2.56 per share during the first quarter, which included a $2.00 per share special dividend. For the three months ended March 31, 2022, AFG’s growth in book value per share plus dividends was 0.6%. Annualized return on equity was 23.5% and 29.9% for the first quarters of 2022 and 2021, respectively.

Core net operating earnings were a record $303 million ($3.56 per share) for the 2022 first quarter, compared to $206 million ($2.38 per share) in the 2021 first quarter. The year-over-year increase was primarily the result of significantly higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and substantially higher net investment income, due largely to the continued strong performance of AFG’s $2.0 billion alternative investment portfolio. Additional details for the 2022 and 2021 first quarters may be found in the table below. Core net operating earnings for the first quarters of 2022 and 2021 generated annualized returns on equity of 24.6% and 14.7%, respectively.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2022	2021	2022	2021	2022	2021
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported

P&C Pretax Core Operating Earnings	$283	$211	$139	$77	$422	$288
Real estate entities and other acquired from Annuity operations	—	(1)	—	29	—	28
Other expenses	(21)	(34)	—	—	(21)	(34)
Holding company interest expense	(23)	(24)	—	—	(23)	(24)

Pretax Core Operating Earnings	239	152	139	106	378	258
Related provision for income taxes	46	30	29	22	75	52

Core Net Operating Earnings	$193	$122	$110	$84	$303	$206

Core Operating Earnings Per Share	$2.27	$1.41	$1.29	$0.97	$3.56	$2.38

Weighted Avg Diluted Shares Outstanding	85.2	86.6	85.2	86.6	85.2	86.6

Book value per share, excluding unrealized gains (losses) related to fixed maturities, was $58.14 per share at March 31, 2022, compared to $57.42 at the end of 2021. In the 2022 first quarter, AFG share repurchases totaled $4.6 million. For the three months ended March 31, 2022, AFG’s growth in adjusted book value per share plus dividends was 5.7%.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2022	2021
Components of net earnings:
Core operating earnings before income taxes	$378	$258
Pretax non-core items:
Realized gains (losses) on securities	(15)	77
Loss on retirement of debt	(2)	—

Earnings before income taxes	361	335
Provision (credit) for income taxes:
Core operating earnings	75	52
Non-core items	(4)	16

Total provision for income taxes	71	68

Net earnings from continuing operations	290	267
Net earnings from discontinued annuity operations	—	152

Net earnings	$290	$419

Net earnings:
Core net operating earnings(a)	$303	$206
Non-core items:
Realized gains (losses) on securities	(12)	61
Loss on retirement of debt	(1)	—

Net earnings from continuing operations	290	267
Net earnings from discontinued annuity operations	—	152

Net earnings	$290	$419

Components of earnings per share:
Core net operating earnings(a)	$3.56	$2.38
Non-core items:
Realized gains (losses) on securities	(0.14)	0.70
Loss on retirement of debt	(0.02)	—

Diluted net earnings per share from continuing operations	$3.40	$3.08
Net earnings from discontinued annuity operations	—	1.76

Diluted net earnings per share	$3.40	$4.84

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

The Company also announced today that its Board of Directors has declared a special cash dividend of $8.00 per share of American Financial Group common stock. The dividend is payable on May 27, 2022 to shareholders of record on May 20, 2022. The aggregate amount of this special dividend will be approximately $680 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.56 per share most recently paid on April 25, 2022. With this special dividend, the Company has declared $10.00 per share in special dividends in 2022 and a total of $36.00 per share in special dividends since the May 2021 sale of its annuity operations.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report a strong start to the year, with a first quarter annualized core operating return of nearly 25%. Our Specialty P&C businesses produced outstanding underwriting margins. Strategic positioning of our investment portfolio coming into 2022 benefited the Company in an increasing interest rate environment, and we continue to be pleased with the performance of our alternative investment portfolio, where returns exceeded our expectations. Our entrepreneurial, opportunistic culture and disciplined operating philosophy have positioned us well in a favorable P&C market and a dynamic economic environment.

“AFG had approximately $2.0 billion of excess capital (including parent company cash and investments of approximately $1.7 billion) at March 31, 2022. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Messrs. Lindner continued, “Based on the strong results reported in the first quarter, we now expect AFG’s core net operating earnings per share in 2022 to be in the range of $10.50 to $11.50, an increase from our previous range of $9.75 to $10.75 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. The increase in expected 2022 earnings compared to our original guidance reflects higher than previously expected net investment income. The higher estimate is due to our deployment of cash in a rising interest rate environment, a higher return on AFG’s cash and floating rate securities, and the strong performance of our alternative asset portfolio in the first quarter of 2022. This guidance continues to reflect an average crop year and contemplates the capital management actions announced today.”

Specialty Property and Casualty Insurance Operations

AFG’s Specialty P&C insurance operations generated a record underwriting profit of $208 million in the 2022 first quarter, compared to $134 million in the first quarter of 2021. While each of our Specialty P&C Groups produced higher year-over-year underwriting profit, the most significant increase was in our Specialty Casualty Group.

The first quarter 2022 combined ratio was a very strong 84.0%, improving 4.5 points from the prior year period. First quarter 2022 results include $89 million (6.8 points) of favorable prior year reserve development, compared to $59 million (5.2 points) in the comparable prior year period. Catastrophe losses added 0.7 points to the combined ratio in the first quarter of 2022 compared to 1.7 points in the prior year period. COVID-19 related losses added 0.8 points to the combined ratio in the first quarter of 2021.

Gross and net written premiums were up 20% and 14%, respectively, in the 2022 first quarter compared to the prior year quarter. First quarter growth was favorably impacted by previously disclosed timing differences between the fourth quarter of 2021 and first quarter of 2022 in the recording of premiums in our Property and Transportation Group. When adjusting for those items, gross and net written premiums increased 9% and 10%, respectively, during the first quarter of 2022. Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 8% for the quarter, consistent with the fourth quarter of 2021. Overall renewal rates were up 5% in the quarter. With the exception of workers’ compensation, we are continuing to achieve strong renewal rate increases in the majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $62 million in the first quarter of 2022 compared to $56 million in the first quarter of 2021. Higher underwriting profit in our property & inland marine and crop businesses more than offset lower earnings in our transportation businesses – primarily as a result of lower favorable prior period reserve development. In the first quarter of 2021, the results from our transportation businesses were exceptionally strong as we benefited from COVID-19 related low frequency from both an accident year and prior period development perspective. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $6 million in the first quarter of 2022, compared to $22 million in the first quarter of 2021. Overall, the businesses in the Property and Transportation Group achieved a strong 85.8% calendar year combined ratio overall in the first quarter, 0.2 points higher than the comparable period in 2021.

First quarter 2022 gross and net written premiums in this group were 46% and 24% higher, respectively, than the comparable prior year period. Both gross and net written premiums were impacted by the timing of premium recognition between the fourth quarter of 2021 and the first quarter of 2022 in our crop business and the timing of the renewal of a large account in our transportation businesses. Excluding the impact of these items, first quarter gross and net written premiums in this group grew 14% and 12% year-over-year, respectively. All of the businesses in this group reported growth during the quarter. Overall renewal rates in this group increased 6% on average in the first quarter of 2022, consistent with rate increases reported in the fourth quarter of 2021.

The Specialty Casualty Group reported an underwriting profit of $124 million in the first quarter of 2022 compared to $56 million in the comparable 2021 period. Higher year-over-year underwriting profit in our workers’ compensation, excess and surplus lines, and executive liability businesses were the drivers of these results. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved an exceptionally strong 80.6% calendar year combined ratio overall in the first quarter of 2022, an improvement of 9.6 points from the prior year period.

First quarter 2022 gross and net written premiums increased 8% and 11%, respectively, when compared to the same prior year period. With the exception of workers’ compensation, nearly all the businesses in this group achieved strong renewal pricing and the vast majority of businesses in this group reported healthy premium growth during the first quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 10%; overall renewal rates in this group were up 5% in the first quarter.

The Specialty Financial Group reported an underwriting profit of $29 million in the first quarter of 2022, compared to $25 million in the comparable 2021 period. Higher year-over-year underwriting profitability in our trade credit and surety businesses were the drivers of the increase. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $2 million in the first quarter of 2022, compared to $6 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported an 82.0% combined ratio for the first quarter of 2022, an improvement of 2.1 points from the prior year quarter.

First quarter 2022 gross written premiums were up 4% in this group, and net written premiums were down by 1% when compared to the prior year period, due primarily to a shift in business mix and a change to a reinsurance program in a newer business in this group. Renewal pricing in this group was up approximately 6% for the quarter.

Carl Lindner III stated, “Underwriting profitability in our Specialty P&C businesses was excellent in the first quarter of 2022, with each of our Specialty P&C sub-segments producing combined ratios in the mid-eighties or lower for the second consecutive quarter, resulting in an overall improvement of 4.5 points year-over-year. We continued to achieve broad-based pricing increases well above prospective loss ratio trends in the vast majority of our businesses.”

Mr. Lindner added, “Looking toward the full year 2022, we continue to expect an overall calendar year combined ratio in the range of 85% to 87% and continue to expect net written premiums to be up 8% to 12% when compared to the $5.6 billion reported in 2021. We expect the market to remain firm throughout 2022, allowing us to act on business opportunities and achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

P&C Net Investment Income – For the three months ended March 31, 2022, P&C net investment income was approximately 40% higher than the comparable 2021 period and included significantly higher earnings from alternative investments. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The annualized return on alternative investments in the first quarter of 2022 was 29.1%. The $139 million in pretax earnings from alternative investments in the first quarter of 2022 included $41 million in earnings from the sale of certain multi-family housing investments in a very favorable market. The average annual return on alternative investments over the five calendar years ended December 31, 2021 was approximately 13%. Excluding the impact of alternative investments, P&C net investment income for the three months ended March 31, 2022 increased 2% year-over-year as the impact of rising interest rates in the first quarter will have a more significant impact beginning in the second quarter of 2022.

Our guidance for 2022 assumes continued interest rate increases throughout the year, and an overall annual yield of approximately 12% on alternative investments, with an average annualized yield of 6% achieved over the remaining three quarters of 2022.

Non-Core Net Realized Gains (Losses) – AFG recorded first quarter 2022 net realized losses on securities of $12 million ($0.14 per share loss) after tax, which included $10 million ($0.12 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at March 31, 2022, to fair value. By comparison, AFG recorded net realized gains on securities of $61 million ($0.70 per share) in the comparable 2021 period.

After-tax unrealized losses on fixed maturities were $109 million at March 31, 2022. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Discontinued Annuity Operations

In May 2021, AFG completed the sale of its Annuity business to Mass Mutual for cash proceeds of $3.57 billion. AFG recognized an after-tax non-core gain on the sale of $656 million ($7.62 per AFG share) in the first half of 2021. The sale continues to be subject to tax-related post-closing adjustments, which are not expected to be material and are expected to be settled in 2022.

Optional Redemption of 3.500% Senior Notes due 2026

The Company announced today its intention to redeem all of its approximately $375 million in outstanding 3.500% Senior Notes due 2026 (CUSIP No. 025932AK0; ISIN No.US025932AK06) (the “Notes”) on June 3, 2022 (the “Redemption Date”) under a make-whole call. The redemption price will equal 100% of the principal amount of Notes to be redeemed plus accrued and unpaid interest to the Redemption Date and a make-whole premium calculated in accordance with the indenture governing the Notes. This press release does not constitute a notice of redemption of the Notes. The notice of redemption is being sent by the trustee to all currently registered holders of the Notes. It is expected that the early redemption of the Notes will result in after-tax non-core losses of approximately $5 million ($0.06 per share loss) during the second quarter of 2022 related to the make whole premium and other related expenses.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 pandemic; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2022 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 5, 2022. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 6790779. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until May 12, 2022. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 6790779.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 12, 2022.

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2022-11

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2022	2021
Revenues
P&C insurance net earned premiums	$1,302	$1,173
Net investment income	230	188
Realized gains (losses) on securities	(15)	77
Income of managed investment entities:
Investment income	46	46
Gain (loss) on change in fair value of assets/liabilities	(5)	2
Other income	30	23

Total revenues	1,588	1,509
Costs and expenses
P&C insurance losses & expenses	1,107	1,047
Interest charges on borrowed money	23	24
Expenses of managed investment entities	39	39
Other expenses	58	64

Total costs and expenses	1,227	1,174

Earnings from continuing operations before income taxes	361	335
Provision for income taxes	71	68

Net earnings from continuing operations	290	267
Net earnings from discontinued operations	—	152

Net earnings	$290	$419

Earnings per diluted common share:
Continuing operations	$3.40	$3.08
Discontinued operations	—	1.76

Diluted earnings	$3.40	$4.84

Average number of diluted shares	85.2	86.6

Selected Balance Sheet Data:	March 31, 2022	December 31, 2021
Total cash and investments	$15,702	$15,745
Long-term debt	$1,917	$1,964
Shareholders’ equity(b)	$4,835	$5,012
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$4,948	$4,876
Book value per share	$56.81	$59.02
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$58.14	$57.42
Common Shares Outstanding	85.1	84.9

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Change
	2022	2021
Gross written premiums	$1,936	$1,616	20%

Net written premiums	$1,368	$1,205	14%

Ratios (GAAP):
Loss & LAE ratio	53.1%	56.8%
Underwriting expense ratio	30.9%	31.7%

Specialty Combined Ratio	84.0%	88.5%

Combined Ratio – P&C Segment	84.1%	88.6%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$760	$520	46%
Specialty Casualty	976	904	8%
Specialty Financial	200	192	4%

	$1,936	$1,616	20%

Net Written Premiums:
Property & Transportation	$501	$403	24%
Specialty Casualty	650	588	11%
Specialty Financial	159	161	(1%)
Other	58	53	9%

	$1,368	$1,205	14%

Combined Ratio (GAAP):
Property & Transportation	85.8%	85.6%
Specialty Casualty	80.6%	90.2%
Specialty Financial	82.0%	84.1%
Aggregate Specialty Group	84.0%	88.5%

	Three months ended March 31,
	2022	2021
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(34)	$(43)
Specialty Casualty	(49)	(9)
Specialty Financial	(13)	(8)
Other Specialty	7	1

Specialty Group	$(89)	$(59)
Other	1	—

Total Reserve Development	$(88)	$(59)

Points on Combined Ratio:
Property & Transportation	(7.8)	(11.1)
Specialty Casualty	(7.6)	(1.7)
Specialty Financial	(8.1)	(5.4)
Aggregate Specialty Group	(6.8)	(5.2)
Total P&C Segment	(6.7)	(5.1)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2022	2021
Core Operating Earnings before Income Taxes:
P&C insurance segment	$422	$288
Real-estate entities and other acquired from Annuity operations*	—	28
Interest & other corporate expenses	(44)	(58)

Core operating earnings before income taxes	378	258
Related income taxes	75	52

Core net operating earnings	$303	$206

*	Income from real estate entities acquired from AFG’s Annuity operations through May 31, 2021 (the effective date of the sale of the Annuity business).

b)

Shareholders’ Equity at March 31, 2022 includes $113 million ($1.33 per share) in unrealized after-tax losses related to fixed maturities compared to $136 million ($1.60 per share) in unrealized after-tax gains related to fixed maturities at December 31, 2021.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.